Exhibit 10.21

DEFERRED RESTRICTED STOCK AWARD AGREEMENT

AMENDED AND RESTATED EFFECTIVE OCTOBER 22, 2008

A. The Corporation has implemented the Deferred Restricted Stock Program (the “Deferred Stock Program”) as a special equity incentive program under the Plan for the purpose of attracting and retaining qualified individuals to serve as non-employee members of the Board.

B. Participant is a non-employee member of the Board, and this Agreement is executed pursuant to, and is intended to carry out the purposes of the Plan in connection with a deferred stock award made to the Participant under the Plan.

C. Participant previously received an Award of Restricted Stock Units to Participant on January 2, 2007, and that Award is evidenced by a Restricted Stock Unit Issuance Agreement between the Corporation and Participant dated that same date.

D. The Corporation and Participant wish to execute this Amended and Restated Agreement solely for the purpose of bringing the Restricted Stock Unit Issuance Agreement into documentary compliance with the final Treasury Regulations under Section 409A of the Code, effective October 22, 2008.

E. All capitalized terms in this Agreement shall have the meaning assigned to them in the attached Appendix.

NOW, THEREFORE, it is hereby agreed as follows:

1. Deferred Stock Award. The Participant was awarded 826 deferred shares of the Common Stock (the “Deferred Shares”) under the Deferred Stock Program on the 2nd day of January 2007 (the “Award Date”).

2. Deferred Stock Account. The Deferred Shares shall not be issued as actual shares of Common Stock on the Award Date but shall instead be credited as phantom shares of Common Stock to the Deferred Stock Account established for the Participant on the Corporation’s books. The Participant’s right to receive the actual shares of Common Stock underlying the Deferred Shares credited to the Deferred Stock Account shall be an unfunded and unsecured right of a general creditor.

3. Dividend Equivalent Rights. Each time a dividend is paid on or before December 31, 2017 on the outstanding Common Stock while one or more Deferred Shares remain credited to the Participant’s Deferred Stock Account, that account will be credited with a dollar amount equal to the dividend paid per share multiplied by the number of Deferred Shares credited to that account as of the record date for that dividend, including any Deferred Shares resulting from the dividend equivalent rights provided by this Paragraph 3. As of the first business day in January each year, the cash dividend equivalents so credited to the Deferred Stock Account for the immediately preceding calendar year will be converted into additional Deferred Shares by dividing (i) those cash dividend equivalent amounts by (ii) the average of the Fair Market Value per share of the Common Stock on each of the dates in the immediately preceding year on which dividends were paid. Should Participant cease Board service prior to the conversion of any such credited dividend equivalents, those unconverted amounts shall be payable solely in cash. In no event shall any such dividend equivalents be credited to the Participant’s Deferred Stock Account after the earlier of (i) December 31, 2017, with the conversion of any dividend equivalents credited to the Deferred Stock Account during the 2017 calendar year to be converted into additional Deferred Shares on the first business day in January 2018, or (ii) the date the Deferred Shares are distributed to the Participant in accordance with Paragraph 6.

4. Vested Shares. The Participant shall at all times be fully vested in the Deferred Shares credited to his Deferred Stock Account.

5. Adjustment in Shares.

a. Should any change be made to the outstanding Common Stock by reason of any stock split, stock dividend, recapitalization, combination of shares, exchange of shares, spin-off transaction, extraordinary dividend or distribution or other change affecting the outstanding Common Stock as a class without the Corporation’s receipt of consideration, or should the value of outstanding shares of Common Stock be substantially reduced as a result of a spin-off transaction or an extraordinary dividend or distribution, or should there occur any merger, consolidation or other reorganization, then equitable adjustments shall be made by the Plan Administrator to the total number and/or class of securities at the time credited to the Deferred Stock Account in order to reflect such change. In making such adjustments, the Plan Administrator shall take into account any dividend equivalents credited to the Deferred Stock Account in connection with such transaction, and the determination of the Plan Administrator shall be final, binding and conclusive.

b. In the event of a Change in Control, the shares of Common Stock at the time credited to the Deferred Stock Account will be adjusted immediately after the consummation of that Change in Control so as to apply to the number and class of securities into which the shares of Common Stock credited to the Deferred Stock Account immediately prior to the Change in Control would have been converted in consummation of that Change in Control had those shares actually been issued and outstanding at that time.

6. Distribution of Shares. Distribution of the Deferred Shares credited to the Participant’s Deferred Stock Account (including any additional Deferred Shares resulting from the dividend equivalent rights provided by Paragraph 3 of this Agreement) shall be made in a lump sum on the thirtieth (30th) day following the Participant’s cessation of service as a Board member for any reason or as soon as administratively practicable after such scheduled distribution date, but in no event later than the end of the calendar year in which such cessation of Board service occurs or (if later) the fifteenth (15th) day of the third (3rd) calendar month following the date of such cessation of service. Except as otherwise provided in Paragraph 3, the lump sum distribution shall be in the form of shares of Common Stock. All shares of Common Stock distributed under the Deferred Stock Program shall be drawn from the Common Stock reserved for issuance under the Plan.

7. Compliance with Laws and Regulations. The issuance of actual shares of Common Stock pursuant to the provisions of Paragraph 6 of this Agreement shall be subject to compliance by the Corporation and Participant with all applicable requirements of law relating thereto and with all applicable regulations of any stock exchange on which the Common Stock may be listed for trading at the time of such issuance.

8. Notices. Any notice required to be given or delivered to the Corporation under the terms of this Agreement shall be in writing and addressed to the Corporation at its principal corporate offices. Except to the extent electronic notice is expressly authorized hereunder, any notice required to be given or delivered to Participant shall be in writing and addressed to Participant at the address indicated below Participant’s signature line on this Agreement. All notices shall be deemed effective upon personal delivery (or electronic delivery to the extent authorized hereunder) or upon deposit in the U.S. mail, postage prepaid and properly addressed to the party to be notified.

9. Successors and Assigns. Except to the extent otherwise provided in this Agreement, the provisions of this Agreement shall inure to the benefit of, and be binding upon, the Corporation and its successors and assigns and the Participant, the Participant’s assigns, the legal representatives, heirs and legatees of the Participant’s estate and any beneficiaries of the Deferred Stock Account designated by this Participant.

10. Construction. This Agreement and the Award evidenced hereby are made and granted pursuant to the Plan and are in all respects limited by and subject to the terms of the Plan. All decisions of the Plan Administrator with respect to any question or issue arising under the Plan or this Agreement shall be conclusive and binding on all persons having an interest in the Award.

11. Governing Law. The interpretation, performance and enforcement of this Agreement shall be governed by the laws of the State of California without resort to that State’s conflict-of-laws rules.

IN WITNESS WHEREOF, the parties have executed this Amended and Restated Agreement on the dates indicated below.

SJW CORP.

By:
W. Richard Roth, President and Chief Executive Officer

Dated:	, 2008

PARTICIPANT

Robert A. Van Valer

Dated:	, 2008

Address:

APPENDIX

The following definitions shall be in effect under the Agreement:

A. Agreement shall mean this Deferred Stock Award Agreement, as amended and restated.

B. Award shall mean the award of Deferred Shares made to Participant pursuant to the terms of the Agreement.

C. Award Date shall mean the date the Deferred Shares were awarded to Participant pursuant to the terms of the Agreement and shall be the date indicated in Paragraph 1 of the Agreement.

D. Board shall mean the Corporation’s Board of Directors.

E. Change in Control shall have the meaning assigned to such term in the Plan

F. Common Stock shall mean shares of the Corporation’s common stock.

G. Corporation shall mean SJW Corp., a California corporation, and any successor corporation to all or substantially all of the assets or voting stock of SJW Corp. which shall by appropriate action adopt the Plan.

H. Deferred Shares shall mean (i) the shares of Common Stock subject to the Award which are credited to the Deferred Stock Account as phantom shares of Common Stock and (ii) any additional phantom shares of Common Stock credited to such account as a result of the dividend equivalent rights provided under Paragraph 3 of the Agreement. The Deferred Shares shall be issued to the Participant as actual shares of Common Stock in accordance with the distribution provisions of Paragraph 6 of the Agreement.

I. Deferred Stock Account shall mean the account on the Corporation’s books to which the Deferred Shares, including the Deferred Shares resulting from the dividend equivalent rights provided under Paragraph 3 of the Agreement, are credited in accordance with Paragraphs 3 and 5 of the Agreement.

J. Fair Market Value shall mean the closing price of the Common Stock on the New York Stock Exchange on each relevant date under the Agreement.

K. Participant shall mean the person to whom the Award is granted pursuant to the terms of the Agreement.

L. Plan shall mean the Corporation’s Long Term Incentive Plan, as amended and restated from time to time.

M. Plan Administrator shall mean the Executive Compensation Committee of the Board.